SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ---------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                 Final Amendment

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                               PEC Solutions, Inc.
                               -------------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                    705107100
                                    ---------
                                 (CUSIP Number)



                                December 31, 2001
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                ---------------


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 705107100                                          Page 2 of 6 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gilder, Gagnon, Howe & Co. LLC
       13-3174112
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
       NUMBER                  5)     SOLE VOTING POWER
       OF
       SHARES                         None
       BENEFICIALLY          ---------------------------------------------------
       OWNED BY                6)     SHARED VOTING POWER
       EACH
       REPORTING                      None
       PERSON                ---------------------------------------------------
       WITH                    7)     SOLE DISPOSITIVE POWER

                                      None
                             ---------------------------------------------------
                               8)     SHARED DISPOSITIVE POWER

                                      927,941
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       927,941
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.6%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

PEC Solutions, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

12750 Fair Lakes Circle
Fairfax, VA  22033

Item 2(a).  Name of Person Filing:

Gilder, Gagnon, Howe & Co. LLC

Item 2(b).  Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).  Citizenship:

New York

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

705107100

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   [x]   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance withss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        withss.240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        withss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined inss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)         Amount beneficially owned: 927,941

            (b)         Percent of class:  3.6%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  None

                  (ii)  Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition
                        of:  None

                  (iv) Shared power to dispose or to direct the disposition of: 927,941

            The shares reported include 920,286 shares held in customer accounts over which partners and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares, and 7,655 shares held in accounts owned by the partners of the Reporting Person and their families.

Item 5.     Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                      January 10, 2002
                                    ------------------------------------
                                        Date


                                      /s/ Walter Weadock
                                    ------------------------------------
                                        Signature


                                      Walter Weadock, Member
                                    ------------------------------------
                                        Name/Title

                       KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852


     ABRAHAM SAFDIE                                             47, Avenue Hoche
   TEL (212) 715-9216                                              75008 Paris
   FAX (212) 715-8000                                                France


                                             January 10, 2002

VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                       Re: Final Amendment to Schedule 13G
                           -------------------------------

Ladies and Gentlemen:

            On behalf of Gilder, Gagnon, Howe & Co. LLC we are electronically transmitting via EDGAR for filing with the Securities and Exchange Commission the attached Final Amendment to Schedule 13G relating to the shares of Common Stock of PEC Solutions, Inc. (the "Issuer"). This filing is being made pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended, and Rule 13d - 2 of the General Rules and Regulations promulgated thereunder.

            By copy of this letter, a copy of this Final Amendmet to Schedule 13G is being mailed by certified mail to the Issuer.

                                        Very truly yours,



                                        /s/ Abraham Safdie
                                        --------------------------
                                        Abraham Safdie

Enclosures
cc:  PEC Solutions, Inc.
        (via Certified Mail)